American Eagle Energy Announces 2013 Reserve Increase of 135% and Fourth Quarter 2013 Operational Results and Reaffirms First Quarter 2014 Production Guidance

DENVER, CO — March 4, 2014 — American Eagle Energy Corporation (NYSE MKT: AMZG) (the “Company” or “American Eagle”) today announced December 31, 2013 estimated proved reserves, reaffirmed first quarter 2014 production guidance and issued an operational update.

Highlights:

•	American Eagle’s year-end proved reserves engineered by Ryder Scott Company, L.P. (“Ryder Scott”) of 13.6 million barrels of oil equivalent (“MMBoe”) (88% oil) with an associated Pre-Tax PV-10 of $308 million. Long laterals in the Three Forks formation, for which the Company is targeting a majority of its drilling capital for 2014, had estimated ultimate recoveries (“EURs”) of 449 MBoe, with a Pre-Tax PV-10 of $7.9 million based on completed well costs of $6.4 million.
•	Increased 4Q:13 average daily production 38% quarter-over-quarter (“QOQ”) to approximately 1,879 barrels of oil equivalent per day (“BOEPD”).
•	Completed and placed on production four gross wells during 4Q:13 with an additional five gross wells waiting on completion at year-end.
•	Estimated drilling seven gross wells and completing nine gross wells in 1Q:14.
•	Reaffirmed 1Q:14 production guidance of 1,850 to 1,950 BOEPD.
•	Reduced average well costs by approximately $0.5 million or 8% from previous guidance during 2H:13.

December 31, 2013 Estimated Proved Reserves

American Eagle’s estimated proved reserves at December 31, 2013 were 13.6 MMBoe with an associated Pre-Tax PV-10 value of approximately $308.1 million. This represents a 135% increase over the Company’s estimated proved reserves at December 31, 2012 of 5.8 MMBoe and a 160% increase over the associated Pre-Tax PV-10 value of $118.5 million. Reserves for the period ended December 31, 2013 were engineered by Ryder Scott and reserves for the period ended December 31, 2012 were engineered by MHA Petroleum Consultants LLC.

Proved Reserves and Pre-Tax PV-10 Value1 as of December 31, 2013

	Crude Oil (Bbls)	Natural Gas (Mcf)	Total (Boe)	Pre-Tax PV-10 Value
Proved Developed Properties[2]	4,206,422	3,046,787	4,714,220	$151,716,406
PUD Properties[3]	7,902,086	5,605,205	8,836,287	$156,374,438

Total Estimated Proved Properties	12,108,508	8,651,992	13,550,507	$308,090,844

1 Ryder Scott used SEC pricing for oil and natural gas in calculating Pre-Tax PV-10. Pre-Tax PV-10 is a non-GAAP financial measure. See additional disclosures at end of release.

2 Proved Developed Properties includes Proved Developed Producing (“PDP”) and Proved Developed Nonproducing (“PDNP”).

3 Proved Undeveloped.

Operational Results from 4Q:13

American Eagle has prepared the summary preliminary data in this news release based on the most recent information available to management. Its normal audit and financial reporting processes with respect to the preliminary financial data have not been fully completed. As a result, its actual financial results could be different from this preliminary financial data, and any differences could be material. The Company expects to release its fourth quarter 2013 operational and financial results and file year-end 2013 results with the Securities and Exchange Commission on Form 10-K on or before the end of March 2014.

American Eagle’s average production volume for the fourth quarter ended December 31, 2013 was approximately 1,879 BOEPD slightly ahead of previous guidance of 1,800 BOEPD. American Eagle’s average sales price of oil during the quarter ended December 31, 2013 was approximately $80.48 per barrel, which was due to a widened differential during the quarter of approximately $17.04 per barrel versus West Texas Intermediate priced oil (“WTI”). During 2013, American Eagle entered into contracts with a third-party to fix its oil differential on all of its operated volumes at $10.75 per barrel for 2014 and $10.00 per barrel for 2015. The Company estimates its average realized price during the fourth quarter of 2013 was approximately $84.64 per barrel, when including an estimated $4.17 per barrel realized gain on commodity derivatives. American Eagle’s lease operating expense was approximately $13.59 per BOE in the fourth quarter of 2013 versus $14.09 per BOE during the third quarter of 2013; severance tax was approximately $9.28 per BOE in the fourth quarter of 2013 versus $10.28 in the third quarter of 2013; general and administrative expense excluding stock-based compensation was approximately $15.07 per BOE in the fourth quarter of 2013 versus $12.04 per BOE in the third quarter of 2013.

During the quarter ended December 31, 2013, American Eagle drilled 7 gross (2.85 net) operated wells and brought production online for 4 gross (0.32 net) operated wells in its Spyglass Project area. Of the Company’s operated wells brought into production, two of the wells were field extension wells that were part of the Company’s Farm-Out Agreement (defined later in release) and two were infill wells that were part of the Company’s Carry Agreement (defined later in release). The extension wells included one Three Forks producer and one Middle Bakken producer and the two infill wells are producing from the Middle Bakken formation. Results of these wells were summarized in the Company’s operations update on January 10, 2014. American Eagle’s well completion schedules and production estimates from existing wells were negatively impacted during the quarter due to unusually severe weather during the month of December. The Company ended 2013 with five gross wells waiting on completion that were originally scheduled to have been completed in December.

Operational Results To-Date for 1Q:14

So far during the first quarter ended March 31, 2014, American Eagle has drilled four gross operated wells (three Three Forks and one Bakken) and has completed six gross operated wells (two Three Forks and four Bakken). Three of the completed wells have been producing for several days as noted below. Below is a summary of average production per well based on days produced so far this quarter:

		IP Rate	Lateral Length	Approximate	Infill Number
Well	Formation	BOEPD[1]	Feet	DSU[2] Acres	in DSU[2]
Lynda 15-32-164-101 (29 & 32)	Three Forks	353	5,534	800	1st Three Forks well

Tangedal 13-31-164-101 (30 & 31)	Three Forks	391	5,784	800	1st Three Forks well

Janice 2-3- 163-101 (3 & 10)	Bakken	280	9,473	1,280	4th well in DSU, 1st Bakken

[1] IP Rate BOEPD is calculated taking the cumulative production from each well divided by the number of days each well has been on production. Number of producing days is detailed below.
[2] Drill spacing unit (“DSU”)

The Lynda 15-32 well is a Three Forks well that is on the western edge of our Spyglass project area. The Lynda 15-32 produced an average of 353 BOEPD during the first 29 days of production. The well is a short lateral in a correctional spacing unit of approximately 800 net acres near the Canadian border.

The Tangedal 13-31 well is a Three Forks well located one DSU west of the Lynda 15-32 well. The Tangedal 13-31 produced an average of 391 BOEPD during the eight days of flowback following the hydraulic stimulation. The well is currently being cleaned out and prepped for production. The well is a short lateral due to the location in another 800 acre spacing unit adjacent to the Canadian border.

The Janice 2-3 well is a Bakken well that is in the middle of our Spyglass project area and is the fourth well in the DSU that includes three producing Three Forks wells. The Janice 2-3 did not flow back after the hydraulic stimulation but has been put on pump and produced an average of 280 BOEPD during the first six days of production and is continuing to clean up. The well is a long lateral on a 1,280 acre spacing unit.

Below is a list of operated wells that have spud but are not yet on production:

			Lateral	Approximate	Infill Number
Well	Formation	Status	Length	DSU[1] Acres	in DSU[1]
Taylor 16-1E- 163-101 (5 & 6) Farm-Out	Bakken	Completed, Equipping with Pump	Long	1,280	2nd well in DSU, 1st Bakken

Uncompahgre State 14-36- 164-101 (25 & 36)	Bakken	Completed, Initial Flowback	Short	800	3rd well in DSU, 1st Bakken

Harvard State 16-36S- 163-101 (1 & 12)	Bakken	Completed, Equipping with Pump	Long	1,280	4th well in DSU, 2nd Bakken

Blackwatch 2-2N 164-101 (26 & 35) Carry	Bakken	Completing	Short	800	4th well in DSU, 2nd Bakken
Braelynne 2-2N 164-101 (26 & 35) Carry	Bakken	Completing	Short	800	5th well in DSU, 3rd Bakken
Haugen 15-12- 163-103 (1&12) Farm-Out	Three Forks	Completing	Long	1,280	1st Three Forks well

Ella 4-15- 163-102 (15 & 22) Farm-Out	Three Forks	Drilling	Long	1,280	1st Three Forks well

La Plata State 2-16- 163-101 (16 & 21) Carry	Three Forks	Drilling	Long	1,280	2nd Three Forks well

[1] Drill spacing unit (“DSU”)

Operated Well Development Guidance

American Eagle currently has two rigs drilling with plans to maintain two rigs through at least the end of the quarter ended March 31, 2014. Thus far during the quarter, American Eagle has spud five gross operated wells, has completed six gross operated wells and is currently in the process of completing an additional three gross operated wells that it expects will be producing by the end of the quarter. The Company estimates that approximately nine gross operated wells will be brought onto production during the quarter.

Of the abovementioned wells to be completed during the quarter ended March 31, 2014, two will be the third and fourth wells of the six well Farm-Out Agreement, two of the wells will be the third and fourth wells of the five well Carry Agreement, and the remaining five wells will be regular working interest wells. While the terms of the Farm-Out and Carry Agreements result in wells drilled under them having a muted impact on immediate American Eagle production, they are beneficial to the Company’s future growth by extending the proved producing area to the west of the Company’s main producing area in both the Three Forks and Middle Bakken formations and can have a meaningful impact on proved reserves by increasing proved undeveloped locations.

For the remainder of 2014, American Eagle plans to drill a mix of Three Forks and Middle Bakken wells, with a weighting towards Three Forks wells. The Company plans to continue drilling an even mix of step-out wells in new DSUs and in-fill wells in existing DSUs.

First Quarter 2014 Production Volume Guidance

American Eagle has reaffirmed its average production volume guidance for the first quarter ended March 31, 2014 of approximately 1,850 to 1,950 BOEPD despite the effect of Farm-Out and Carry Agreement wells that are expected to be brought on production during the quarter and the impact of continued severe weather.

Reduced Well Development Costs

The Company’s previously announced 2014 budget was based on an estimated cost of drilling and completing each long-lateral well of approximately $6.8 million per well and approximately $6.2 million per well for shorter lateral wells. The Company is currently drilling and completing long-lateral wells for approximately $6.4 million for Three Forks wells and approximately $6.2 million for Bakken wells and shorter lateral wells for approximately $5.7 million for Three Forks wells and approximately $5.4 million for Bakken wells. American Eagle believes it continues to improve efficiencies and refine completion designs that may lead to a further 10% to 15% well cost reduction during 2014.

Estimated Well Economics

American Eagle’s average Pre-Tax PV-10 value for its proved undeveloped (“PUD”) operated long-lateral Three Forks well is approximately $7.9 million based on its year-end 2013 proved reserves report engineered by Ryder Scott. This assumes an average EUR of approximately 449 MBoe for its proved operated long-lateral Three Forks well with an average cost of $6.4 million, which the Company estimates represents an internal rate of return of 66% with a payback of 17 months using a realized oil price of $90.63 per barrel and a realized natural gas price of $5.15 per Mcf.

Management Comments

Brad Colby, President and CEO of American Eagle, said, “Since we began our operated drilling program, we have recognized the lower initial production rates combined with flatter decline curves and lower capital costs would likely yield economic returns that are equal to or better than operations in other areas of the Williston Basin. We are pleased that Ryder Scott has validated the proved reserve value that American Eagle has been creating. The reserve report also supports the drilling of proved undeveloped locations that we believe should provide average rates of return in excess of 50%. We are excited about the opportunities we have in 2014 that include increasing our drilling inventory and reducing well costs to drive even higher returns.”

Carry Agreement

On August 12, 2013, the Company entered into a Carry Agreement (the “Carry Agreement”) with its JV partner. Under the terms of the Carry Agreement, the JV partner pays 100% of American Eagle’s working interest share of well development costs for up to five wells (mostly Bakken), which the Company will operate. American Eagle will receive 50% of its net revenue interest for each well until (1) the JV partner has recouped 112% of the development costs; or (2) after two years, at which point the Company will pay the remaining obligation for the JV partner to recoup 112% on a per-well basis, at which time, 100% of each such wellbore interest reverts back to American Eagle.

Farm-Out Agreement

Also on August 12, 2013, the Company entered into a Farm-Out Agreement (the “Farm-Out Agreement”) with its JV partner. Under the terms of the Farm-Out Agreement, the JV partner agrees to pay 100% of American Eagle’s working interest share of well development costs for up to six Three Forks or Bakken wells, which the Company will operate. The JV partner will receive 100% of the Company’s net revenue interest in each well until the JV partner has recouped 112% of the development costs on a per-well basis, at which time, 30% of each such wellbore interests reverts back to American Eagle. In addition, American Eagle retains its original working interest in the DSU and original working interest for potential future wells in the DSU.

Pre-Tax PV-10 Disclosures

Pre-Tax PV-10 values oil and natural gas reserve quantities and related discounted future net cash flows as of December 31, 2013 assuming average constant realized prices of $90.63 per Bbl of oil and $5.15 per Mcf for natural gas. The average natural gas price reflects the value of processed natural gas sales and natural gas liquids. Under SEC guidelines, these prices represent the average prices per Bbl of oil and per Mcf of natural gas at the beginning of each month in the 12-month period prior to the end of the reporting period, which averages are then adjusted to reflect applicable transportation and quality differentials. Boe are computed based on a conversion ratio of one Boe for each barrel of oil and one Boe for every 6,000 cubic feet (6 Mcf) of natural gas.

The Company’s Pre-Tax PV-10 assumes prices and costs discounted using an annual discount rate of 10% without future escalation and without giving effect to non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion and amortization. The Pre-Tax PV-10 values of the Company's estimated proved reserves may be considered a non-GAAP financial measure as defined by the SEC.

Uncertainties are inherent in estimating quantities of proved reserves, including many risk factors beyond the Company's control. Reserve engineering is a subjective process of estimating subsurface accumulations of oil and natural gas that cannot be measured in an exact manner. As a result, estimates of proved reserves may vary depending upon the engineer valuing the reserves. Further, the Company's actual realized price for its oil and natural gas is not likely to average the pricing parameters used to calculate its proved reserves. As such, the oil and natural gas quantities and the value of those commodities ultimately recovered from the Company's properties will vary from reserve estimates.

ABOUT AMERICAN EAGLE ENERGY CORPORATION

American Eagle Energy Corporation is an independent exploration and production operator that is focused on acquiring acreage and developing wells in the Williston Basin of North Dakota, targeting the Bakken and Three Forks shale oil formations. The Company is based in Denver, CO. More information about American Eagle can be found at www.americaneagleenergy.com or by contacting investor relations at 303-798-5235 or ir@amzgcorp.com. Company filings with the Securities and Exchange Commission can be obtained free of charge at the SEC’s website at www.sec.gov.

SAFE HARBOR

This press release may contain forward-looking statements regarding future events and the Company’s future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). All statements other than statements of historical facts included in this press release regarding the Company’s financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements. When used in this report, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “possible,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties and important factors (many of which are beyond the Company’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the amount we may invest, the location, and the scale of the drilling projects in which we intend to participate; our beliefs with respect to the potential value of drilling projects; our beliefs with regard to the impact of environmental and other regulations on our business; our beliefs with respect to the strengths of our business model; our assumptions, beliefs, and expectations with respect to future market conditions; our plans for future capital expenditures; and our capital needs, the adequacy of our capital resources, and potential sources of capital.

The Company has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company does not assume any obligations to update any of these forward-looking statements.

INVESTOR RELATIONS CONTACT:

Marty Beskow

Vice President of Capital Markets and Strategy

American Eagle Energy Corporation

720-330-8378

ir@amzgcorp.com

www.americaneagleenergy.com